EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements Nos. 33-3-3040, 333-67581, 333-67581-01, 333-67581-02, 333-67581-03, 333-67581-04,
333-72979 and 333-67579 on Form S-3 and Registration Statements Nos. 33-3-3042, 33-3-3044, 333-27987, 333-95497 and 333-103009 on Form S-8 of UnionBanCal
Corporation of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the Company's method of accounting for previously recognized goodwill and intangible assets), appearing in this Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP
    Deliotte & Touche LLP

San Francisco, California
July 9, 2003